Mail Stop 3561

                                                               September 5,
2018


     Andrew S. Drexler
     Senior Vice President, Chief Accounting Officer and Controller J.C. Penney Company, Inc.
     6501 Legacy Drive
     Plano, Texas 75024-3698

            Re:    J.C. Penney Company, Inc.
                   Form 10-K for Fiscal Year Ended February 3, 2018 Filed March 19, 2018
                   File No. 1-15274

     Dear Mr. Drexler:

            We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                               Sincerely,

                                                               /s/ William H.
Thompson

                                                               William H.
Thompson
                                                               Branch Chief
                                                               Office of
Consumer Products